Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160726

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.750% Senior Notes Due 2014	$700,000,000	99.849%	$698,943,000	$39,001.02
4.875% Senior Notes Due 2019	$500,000,000	98.730%	$493,650,000	$27,545.67

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement
July 23, 2009
(To Prospectus dated July 22, 2009)

$1,200,000,000

St. Jude Medical, Inc.
$700,000,000 3.750% Senior Notes due 2014
$500,000,000 4.875% Senior Notes due 2019

          We are offering $700,000,000 principal amount of 3.750% Senior Notes due 2014, which we refer to in this prospectus supplement as our “2014 notes,” and $500,000,000 principal amount of 4.875% Senior Notes due 2019, which we refer to in this prospectus supplement as our “2019 notes.” The 2014 notes will mature on July 15, 2014, and the 2019 notes will mature on July 15, 2019. We refer to both series of notes offered hereby collectively as our “notes.”

          We will pay interest on the notes on January 15 and July 15 of each year, commencing on January 15, 2010. We may redeem some or all of the notes of either series at any time and from time to time at the applicable redemption price described under “Description of the Notes – Optional Redemption.”

          The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

          The notes will not be listed on any securities exchange. There are currently no public markets for the notes.

          See “Risk Factors” on page S-6 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Per 2014 Note	Total	Per 2019 Note	Total
Public Offering Price(1)	99.849%	$698,943,000	98.730%	$493,650,000
Underwriting Discount	0.600%	$4,200,000	0.650%	$3,250,000
Proceeds to us (before expenses)(1)	99.249%	$694,743,000	98.080%	$490,400,000

(1) Plus accrued interest, if any, from July 28, 2009, if settlement occurs after that date.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The notes will be delivered in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about July 28, 2009.

Active Book-Running Manager

BofA Merrill Lynch

Passive Book-Running Managers

Mitsubishi UFJ Securities	Wells Fargo Securities	Goldman, Sachs & Co.

Co-Managers

Mizuho Securities USA Inc.	RBS	TD Securities	U.S. Bancorp Investments, Inc.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

          This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, we may offer from time to time (i) debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock or other securities, (vi) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates, and (vii) stock purchase units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our debt securities and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” included elsewhere in this prospectus supplement before investing in the notes.

          You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on our internet site at http://www.sjm.com. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

          The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (filed with the SEC on February 27, 2009);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009 (filed with the SEC on May 12, 2009);

•	Current Reports on Form 8-K filed with the SEC on April 21, 2009; May 11, 2009; July 2, 2009; and July 22, 2009;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2009; and

•

The description of our common stock contained in a registration statement on Form 8-A, filed with the SEC on November 8, 1996 under the Securities Exchange Act of 1934 (the “Exchange Act”) and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          Our Current Report on Form 8-K filed on July 22, 2009 in connection with our adoption, effective as of January 4, 2009, of Financial Accounting Standard Board Staff Position (“FSP”) APB No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB No. 14-1”), updates our historical financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009. The information contained in the Current Report on Form 8-K filed on July 22, 2009 should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

i

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference.

          We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement (other than exhibits to those documents unless such exhibits are specifically incorporated by reference into this prospectus supplement). Requests should be directed to St. Jude Medical, Inc., Attn: Investor Relations, One St. Jude Medical Drive, St. Paul, Minnesota 55117, or by calling (800) 328-9634.

ii

SUMMARY

          This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in “Risk Factors” below and in the incorporated documents.

          In this prospectus supplement, except as otherwise indicated, “St. Jude Medical,” “St. Jude,” “the Company,” “we,” “our,” and “us” refer to St. Jude Medical, Inc. and its subsidiaries.

Our Company

          Our business is focused on the development, manufacture and distribution of cardiovascular medical devices for the global cardiac rhythm management, cardiovascular and atrial fibrillation therapy areas and implantable neurostimulation devices for the management of chronic pain. Our four operating segments are Cardiac Rhythm Management (“CRM”), Cardiovascular (“CV”), Atrial Fibrillation (“AF”), and Neuromodulation (“NMD”). Each operating segment focuses on developing and manufacturing products for its respective therapy area. Our principal products in each operating segment are as follows: CRM – tachycardia implantable cardioverter defibrillator systems and bradycardia pacemaker systems (pacemakers); CV – vascular closure devices, heart valve replacement and repair products and pressure measurement guidewires; AF – electrophysiology introducers and catheters, advanced cardiac mapping, navigation and recording systems, ablation systems and implantable cardiac monitors; and NMD –neurostimulation devices. We sell our products in more than 100 countries around the world. The principal geographic markets for our products are the United States, Europe, Japan and Asia Pacific.

          Our principal executive offices are located at One St. Jude Medical Drive, St. Paul, Minnesota 55117. Our telephone number at that address is (651) 756-2000.

Recent Developments

Second Quarter Results

          On July 22, 2009, we announced our expected financial results for the second quarter of 2009. We reported net sales of $1,184 million for the second quarter of 2009, an increase of 4% as compared with net sales of $1,136 million in the second quarter of 2008. Foreign currency translation comparisons decreased second quarter 2009 sales by approximately $69 million, while revenue for the second quarter of 2009 increased 10% after adjusting for the impact of foreign currency. In addition, our reported net earnings for the second quarter of 2009 were $219 million, or $0.63 per diluted share, as compared with earnings for the second quarter of 2008 of $193 million, or $0.55 per diluted share, which reflects a 15% increase over the prior year.

CRM Division Results

          Our total CRM sales were $704 million for the second quarter of 2009, which represented a 1% decrease as compared with the total CRM sales in the second quarter of 2008. On a currency neutral basis, total CRM sales grew 5% over the comparable quarter in 2008. Of our total CRM sales, tachycardia implantable cardioverter defibrillator systems (“ICD”) product sales were $400 million in the second quarter of 2009, which represented a 1% decrease as compared with the second quarter of 2008. Our ICD revenue grew 4% as compared with the second quarter of 2008 after adjusting for the impact of foreign currency. Of our total CRM sales, pacemaker sales were $304 million in the second quarter of 2009, which represented a 1% decrease as compared with the second quarter of 2008. Pacemaker growth was 6% as compared with the second quarter of 2008 after adjusting for the impact of foreign currency.

AF Division Results

          Our AF product sales for the second quarter of 2009 totaled $156 million, which represented a 16% increase as compared with the AF sales in the second quarter of 2008. On a currency neutral basis, total AF sales grew 23% over the comparable quarter in 2008.

NMD Division Results

          Our sales of NMD products were $81 million in the second quarter of 2009, which represented a 33% increase from the comparable period in 2008. NMD sales increased 36% in the second quarter of 2009 as compared with the second quarter of 2008 after adjusting for the impact of foreign currency.

CV Division Results

          Our total CV sales were $243 million for the second quarter of 2009, which represented a 7% increase as compared with the total CV sales in the second quarter of 2008. On a currency neutral basis, total CV sales grew 13% over the comparable quarter in 2008. In the second quarter of 2009, sales of vascular closure products were $99 million, which represented a 2% increase as compared with the second quarter of 2008. Vascular closure product sales grew 9% as compared with the second quarter of 2008 after adjusting for the impact of foreign currency. Heart valve product sales for the second quarter of 2009 were $84 million, which represented a 3% decrease as compared with the second quarter of 2008. Heart valve product sales grew 3% as compared with the second quarter of 2008 after adjusting for the impact of foreign currency.

Recent Events

          As previously disclosed in our Current Report on Form 8-K, dated July 2, 2009, and incorporated by reference in this prospectus supplement, we received a warning letter dated June 26, 2009 from the Food and Drug Administration (the “FDA”) relating to non-conformities with Current Good Manufacturing Practice in our NMD division’s Plano, Texas and Hackettstown, New Jersey facilities. In addition, as previously disclosed in our Current Report on Form 8-K, dated April 21, 2009, and incorporated by reference in this prospectus supplement, we received a warning letter dated April 17, 2009 from the FDA relating to non-conformities with Current Good Manufacturing Practice in our AF division’s manufacturing facility in Minnetonka, Minnesota. We are currently in the process of responding to the issues in the warning letters. The FDA has recently been increasing its scrutiny of the medical device industry and the government should be expected to continue to scrutinize our industry closely with inspections, and possibly enforcement actions, by the FDA or other agencies. We are regularly monitoring, assessing and improving our internal compliance systems and procedures so that our activities will be consistent with applicable laws, regulations and requirements, including those of the FDA. Additional regulation or enforcement action by governmental authorities may increase compliance costs and exposure to litigation and result in other adverse effects to our operations.

          For the period from June 15, 2008 through June 15, 2009, we maintained product liability policies which provided $350 million of insurance coverage, with a $50 million per occurrence deductible or a $100 million deductible if the claims were deemed an integrated occurrence under the policies. However, we recently decided to allow such product liability policies to lapse, and consistent with industry practice, do not currently maintain or intend to maintain any insurance policies with respect to product liability in the future.

          On July 22, 2009, we announced that our board of directors authorized the repurchase of up to $500 million of our outstanding common stock. We intend to repurchase the shares in the second half of 2009 through the open market, in privately negotiated transactions, or otherwise.

          Effective January 4, 2009, we adopted FSP APB No. 14-1. As required, this accounting standard was retrospectively applied to our financial statements as further described in our Current Report on Form 8-K filed on July 22, 2009, and incorporated by reference herein.

The Offering

Issuer	St. Jude Medical, Inc., a Minnesota corporation.

Securities Offered

$1,200,000,000 aggregate principal amount of notes, consisting of $700,000,000 aggregate principal amount of 3.750% Senior Notes due 2014 and $500,000,000 aggregate principal amount of 4.875% Senior Notes due 2019.

Maturity	The 2014 notes will mature on July 15, 2014, and the 2019 notes will mature on July 15, 2019.

Interest Payment Dates	We will pay interest on the notes of each series on January 15 and July 15 of each year, commencing on January 15, 2010.

Interest Rate	The 2014 notes will bear interest at 3.750% per year, and the 2019 notes will bear interest at 4.875% per year.

Optional Redemption

We may redeem the notes of either series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under “Description of the Notes — Optional Redemption.”

Change of Control Offer

If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes — Change of Control Offer”), we will be required, unless we have exercised our option to redeem the notes of each series, to offer to purchase the notes of each series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of the Notes — Change of Control Offer.”

Certain Covenants

The indenture governing the notes contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness, enter into sale and leaseback transactions and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries. See “Description of the Note — Certain Covenants.”

Events of Default

In addition to the Events of Defaults set forth under “Description of Debt Securities — Defaults and Remedies” in the accompanying prospectus, the term “Event of Default” includes, with respect to each series of notes, the occurrence with respect to any Debt of the Company in an aggregate principal amount of $75,000,000 or more of (i) an event of default that results in such Debt becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such indebtedness, in each case without such acceleration having been rescinded, annulled or otherwise cured. See “Description of the Notes — Events of Default.”

Ranking

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including all other unsubordinated notes issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. See “Description of the Notes — Ranking.”

Form and Denomination	The notes of each series will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility

The notes of each series will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See “Description of the Notes — Book-Entry; Delivery and Form of Notes.”

Use of Proceeds

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $1,183,143,000 from this offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of certain of our indebtedness and the repurchase of our outstanding common stock pursuant to our authorized share repurchase program. See “Use of Proceeds.”

Risk Factors

You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and the risk factors set forth in our Quarterly Report on Form 10-Q for the fiscal period ended April 4, 2009, before investing in the notes.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent	U.S. Bank National Association

Summary Financial Data

          The following summary financial data for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 are derived from our audited financial statements. The summary financial data for the three months ended April 4, 2009 and March 29, 2008 are derived from our unaudited interim financial statements. The summary financial data should be read in conjunction with our consolidated financial statements, and the related notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as provided in our Current Report on Form 8-K filed with the SEC on July 22, 2009 and included in our Quarterly Report on Form 10-Q for the fiscal period ended April 4, 2009, respectively, both of which are incorporated by reference to this prospectus supplement and the accompanying prospectus. Results for the three months ended April 4, 2009 are not necessarily indicative of the results to be expected for the full year.

	Fiscal Year ended			Three months ended
	January 3, 2009	December 29, 2007	December 30, 2006	April 4, 2009	March 29, 2008
(in thousands)				(Unaudited)	(Unaudited)
Statements of earnings
Net sales	$4,363,251	$3,779,277	$3,302,447	$1,133,793	$1,010,738
Cost of sales:
Cost of sales before special charges	1,105,938	1,003,302	898,405	294,495	260,487
Special charges	64,603	38,292	15,108	—	—
Total cost of sales	1,170,541	1,041,594	913,513	294,495	260,487
Gross profit	3,192,710	2,737,683	2,388,934	839,298	750,251
Selling, general and administrative expense	1,636,526	1,382,466	1,195,030	417,675	367,116
Research and development expense	531,799	476,332	431,102	139,351	123,635
Purchased in-process research and development charges	319,354	—	—	—	—
Special charges	49,984	85,382	19,719	—	—
Operating profit	655,047	793,503	743,083	282,272	259,500
Other income (expense), net	(74,279)	(83,227)	(37,020)	(7,312)	(10,427)
Earnings before income taxes	580,768	710,276	706,063	274,960	249,073
Income tax expense	227,750	172,520	167,021	73,689	72,504
Net earnings	$353,018	$537,756	$539,042	201,271	176,569

Statements of cash flows
Net cash provided by operating activities	945,593	865,568	648,811	133,706	194,812
Net cash used in investing activities	(871,073)	(306,315)	(325,639)	(89,712)	(74,353)
Net cash (used in) provided by financing activities	(322,493)	(259,484)	(786,241)	151,758	37,950

	As of
	January 3, 2009	December 29, 2007	December 30, 2006	April 4, 2009
(in thousands)				(Unaudited)
Balance sheet data
Cash and cash equivalents	$136,443	$389,094	$79,888	$325,251
Current portion of long-term debt	75,518	1,155,525	—	108,000
Accounts payable	238,310	188,210	162,954	209,913
Income taxes payable	17,608	16,458	121,663	49,234
Accrued expenses:
Employee compensation and related benefits	297,287	261,833	217,694	223,537
Other	399,801	177,230	173,896	384,522
Long-term debt	1,126,084	182,493	859,137	1,196,992
Deferred income taxes, net	112,231	125,675	163,336	120,896
Other liabilities	219,759	262,661	121,888	219,699
Shareholders’ equity	3,235,906	2,959,319	2,969,226	3,433,159
Total liabilities and shareholders’ equity	5,722,504	5,329,404	4,789,794	5,945,952

RISK FACTORS

          Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal period ended April 4, 2009, and in other documents that we subsequently file with the SEC, all of which are incorporated by reference to this prospectus supplement. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to This Offering

The notes are obligations exclusively of the Company and not of its subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

          The notes are obligations exclusively of St. Jude Medical, Inc., and are not guaranteed by any of its subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture governing the notes does not restrict our or our subsidiaries’ ability to incur unsecured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

The notes will be effectively junior to secured indebtedness that we may issue in the future.

          The notes are unsecured. As of July 4, 2009, we had no secured debt outstanding. Holders of our secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

We may issue additional notes.

          Under the terms of the indenture that governs each series of the notes, including the notes offered hereby, we may from time to time without notice to, or the consent of, the holders of the applicable series of notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.

Redemption may adversely affect your return on the notes.

          The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

          As described under “Description of the Notes — Change of Control,” we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange financing on acceptable terms.

An increase in interest rates could result in a decrease in the relative value of the notes.

          In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

          We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional indebtedness. The terms of the indenture limit our ability to create, grant or incur liens or enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See “Description of Debt Securities – Certain Covenants” in the accompanying prospectus. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt, or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing indebtedness or capital stock, or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

          Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

There is no public market for the notes.

          The notes are new issues of securities for which there currently is no trading market. As a result, we can give no assurances that a market will develop for the notes or that you will be able to sell the notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, our financial condition and performance, as well as other factors. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes of either series on any securities exchange or automated quotation system, respectively.

FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the documents incorporated by reference herein may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under the section entitled “Risk Factors” included elsewhere in this prospectus supplement and the accompanying prospectus and the various factors as described below. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•

Any legislative or administrative reform to the U.S. Medicare or Medicaid systems or international reimbursement systems that significantly reduces reimbursement for procedures using our medical devices or denies coverage for such procedures, as well as adverse decisions relating to our products by administrators of such systems in coverage or reimbursement issues.

•	Assertion, acquisition or grant of key patents by or to others that have the effect of excluding us from market segments or requiring us to pay royalties.

•	Economic factors, including inflation, contraction in capital markets, changes in interest rates and changes in foreign currency exchange rates.

•	Product introductions by competitors which have advanced technology, better features or lower pricing.

•	Price increases by suppliers of key components, some of which are sole-sourced.

•	A reduction in the number of procedures using our devices caused by cost-containment pressures or the development of or preferences for alternative therapies.

•

Safety, performance or efficacy concerns about our products, many of which are expected to be implanted for many years, leading to recalls and/or advisories with the attendant expenses and declining sales.

•

Declining industry-wide sales caused by product recalls or advisories by our competitors that result in loss of physician and/or patient confidence in the safety, performance or efficacy of sophisticated medical devices in general and/or the types of medical devices recalled in particular.

•

Changes in laws, regulations or administrative practices affecting government regulation of our products, such as Food and Drug Administration (the “FDA”) laws and regulations, that increase the time and/or expense of obtaining approval for products or impose additional burdens on the manufacture and sale of medical devices.

•

Regulatory actions arising from concern over Bovine Spongiform Encephalopathy, sometimes referred to as “mad cow disease,” that have the effect of limiting our ability to market products using bovine collagen, such as Angio-Seal™, or products using bovine pericardial material, such as Biocor® and Epic™ tissue heart valves, or that impose added costs on the procurement of bovine collagen or bovine pericardial material.

•	Difficulties obtaining, or the inability to obtain, appropriate levels of product liability insurance or the refusal of our insurance carriers to pay for losses we incur.

•	The ability of our Silzone® product liability insurers to meet their obligation to us.

•

Serious weather or other natural disasters that cause damage to the facilities of our critical suppliers or one or more of our facilities, such as an earthquake affecting our facilities in California or a hurricane affecting our facilities in Puerto Rico.

•	Healthcare industry consolidation leading to demands for price concessions and/or limitations on, or the elimination of, our ability to sell in significant market segments.

•

Adverse developments in investigations and governmental proceedings, including the investigation of business practices in the cardiac rhythm management industry by the U.S. Attorney’s Office in Boston.

•	Adverse developments in litigation, including product liability litigation, patent or other intellectual property litigation or shareholder litigation.

•	Inability to successfully integrate the businesses that we have acquired in recent years and that we plan to acquire.

•	Failure to successfully complete clinical trials for new indications for our products and failure to successfully develop markets for such new indications.

•	Changes in accounting rules that adversely affect the characterization of our results of operations, financial position or cash flows.

•	The disruptions in the financial markets and the economic downturn that adversely impact the availability and cost of credit and customer purchasing and payment patterns.

•

Conditions imposed in resolving, or any inability to timely resolve, any regulatory issues raised by the FDA, including 483 observations or warning letters, as well as risks generally associated with our regulatory compliance and quality systems.

          Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update or revise the forward-looking statements included in this registration statement, whether as a result of new information, future events or otherwise, after the date of this registration statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

USE OF PROCEEDS

          We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses, will be approximately $1,183,143,000. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of certain of our indebtedness and the repurchase of our outstanding common stock pursuant to our authorized share repurchase program.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and our capitalization as of April 4, 2009, and as adjusted to give effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the fiscal period ended April 4, 2009 which is incorporated by reference in this prospectus supplement.

	As of April 4, 2009
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$325,251	$1,525,251
Current portion of long-term debt	$108,000	$108,000

Long-term debt:
Credit facility borrowings	500,000	500,000
Commercial paper borrowings	—	—
Term loan due 2011	513,000	513,000
1.02% Yen-denominated notes due 2010	210,794	210,794
Yen-denominated term loan due 2011	80,824	80,824
Other	374	374
Notes offered hereby	—	1,200,000
Total long-term debt	1,196,992	2,396,992

Shareholders’ equity:
Preferred stock ($1.00 par value; 25,000,000 shares authorized; none issued and outstanding)	$—	$—
Common stock ($0.10 par value; 500,000,000 shares authorized; 346,310,837 shares issued and outstanding)	34,631	34,631
Additional paid-in capital	255,309	255,309
Retained earnings	3,178,901	3,178,901
Accumulated other comprehensive income (loss):
Cumulative translation adjustment	(39,164)	(39,164)
Unrealized gain on available-for-sale securities	3,482	3,482
Total shareholders’ equity	3,433,159	3,433,159
Total capitalization	$4,630,151	$5,830,151

DESCRIPTION OF THE NOTES

          The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” beginning on page 5 of the accompanying prospectus. As used under “Summary — The Offering” and under this heading, “Description of the Notes,” all references to “we,” “us,” “our,” “St. Jude Medical” and the “Company” refer to St. Jude Medical, Inc.

General

          We will issue the 2014 notes in an initial aggregate principal amount of $700,000,000 and the 2019 notes in an initial aggregate principal amount of $500,000,000 pursuant to an indenture dated as of July 28, 2009 between us and U.S. Bank National Association, as trustee for the notes. The 2014 notes will mature on July 15, 2014 and the 2019 notes will mature on July 15, 2019. We will issue the notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

          The notes will bear interest at the annual rates shown on the cover of this prospectus supplement and will accrue interest from July 28, 2009 or from the most recent date to which interest has been paid (or provided for) to but not including the next date upon which interest is required to be paid.

          Commencing January 15, 2010, interest will be payable semi-annually in arrears, on January 15 and July 15, to the person in whose name a note is registered at the close of business on the January 1 or July 1 that precedes the date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

          As contemplated under “Description of Debt Securities – Satisfaction, Discharge and Defeasance” on page 11 of the accompanying prospectus, the satisfaction of certain conditions will permit us to discharge some or all of our obligations under the indenture with respect to the notes. In addition, we may discharge our obligations with respect to certain covenants through covenant defeasance. We refer you to the information under “Description of Debt Securities — Satisfaction, Discharge and Defeasance” in the accompanying prospectus for more information.

          Except as described in this prospectus supplement or the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction nor does the indenture for the notes prohibit other transactions that might adversely affect holders of the notes, including the incurrence of additional indebtedness.

Re-opening of the Notes

          We may from time to time, without the consent of the holders of the notes, create and issue further notes of a series having the same terms and conditions in all respects as the notes of the applicable series being offered hereby, except for the issue date, the issue price and, in some cases, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the notes of the applicable series being offered hereby.

Ranking

          The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including all other unsubordinated notes issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount.

Optional Redemption

          Each series of notes will be redeemable as a whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points in the case of the 2014 notes and 25 basis points in the case of the 2019 notes, plus in each case accrued and unpaid interest on the notes to be redeemed to the date of redemption.

          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes being redeemed.

          “Comparable Treasury Price” means, with respect to any redemption date,

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

          “Reference Treasury Dealer” means Banc of America Securities LLC and its successors and three other nationally recognized investment banking firms, each of which is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the applicable series of notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless a default occurs in the payment of the redemption price, from and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with the trustee or with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of a series of notes are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee at our direction by such method as we and the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and we, the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

Mandatory Redemption; Sinking Fund

          No mandatory redemption obligation will be applicable to the notes. The notes will not be subject to, nor have the benefit of, a sinking fund.

Change of Control

          If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described under “— Optional Redemption” above, each holder of the notes will have the right to require us to purchase all or a portion (equal to $1,000 and any integral multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

          We will be required to send a notice to each holder of the notes by first class mail, with a copy to the trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

          On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes not validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

•	deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

          We will not be required to make a Change of Control Offer with respect to a series of notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all notes of that series properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes of the applicable series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture.

          We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

          The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes of that series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

          For purposes of the foregoing discussion, the following definitions apply:

          “Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

          “Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•	the first day on which a majority of the members of our board of directors are not Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

          Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

          “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

          “Continuing Directors” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the first date that any of the notes of either series were first issued; or

•

was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

          Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. It is unclear whether our board of directors, pursuant to Minnesota law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under Minnesota law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

          “Fitch” means Fitch, Inc. and its successors.

          “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

          “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

          “Rating Agencies” means:

•	each of Moody’s, S&P and Fitch; and

•

if any of Moody’s S&P or Fitch ceases to rate the notes of either series or fails to make a rating of the notes of either series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

          “Rating Event” means, with respect to either series of notes, the rating of such notes is lowered below Investment Grade by any two of the three Rating Agencies on any date during the period commencing 60 days prior to the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies), provided that a Rating Event otherwise arising by virtue of a particular reduction in, or termination of, any rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Rating Agencies ceasing to rate such series of notes or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

          “Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

          In addition to the Events of Defaults as set forth under “Description of Debt Securities — Defaults and Remedies” in the accompanying prospectus, the term “Event of Default” includes, with respect to each series of notes, the occurrence with respect to any Debt of the Company in an aggregate principal amount of $75,000,000 or more of (i) an event of default that results in such Debt becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such indebtedness, in each case without such acceleration having been rescinded, annulled or otherwise cured.

Book-Entry; Delivery and Form of Notes

          The certificates representing each series of notes will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Debt Securities — Global Securities” in the accompanying prospectus.

          DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

          Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

          Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity, or earlier redemption or repayment, or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Applicable Law

          The notes and the indenture are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

          U.S. Bank National Association is the trustee under the indenture. U.S. Bank National Association is a lender to us under our syndicated credit facilities and also provides other services to us from time to time in the normal course of business.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

          The following discussion is a summary of certain U.S. federal income tax consequences of an investment in the notes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or taxpayers subject to special treatment under U.S. federal income tax laws (including dealers in securities or currencies, financial institutions, cooperatives, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction, persons subject to the alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, controlled foreign corporations, or passive foreign investment companies). This discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with certain U.S. federal income tax consequences to a holder that acquires the notes in the initial offering at their issue price and holds the notes as capital assets.

          This summary is based on the U.S. federal income tax law in effect as of the date of this prospectus supplement, which is subject to differing interpretations or change, possibly with retroactive effect.

          EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

          A “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) created or organized (or treated as created or organized) in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

          A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder or a partnership. If a partnership holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor concerning the U.S. federal income and other tax consequences of an investment in the notes.

Tax Consequences to U.S. Holders

          Interest. Interest on a note generally will be taxable to a U.S. Holder as ordinary interest income in the taxable year in which it accrues or is received, in accordance with the U.S. Holder’s method of tax accounting.

          Sale, Exchange, Retirement or Other Disposition of a note. A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between (i) the amount realized (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary interest income to the extent such interest has not been previously included in income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to such holder. Such capital gain or loss will be long-term capital gain or loss if the note was held for more than one year at the time of disposition. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to significant limitations.

Tax Consequences to Non-U.S. Holders

          Interest. Subject to the discussion below concerning backup withholding, no U.S. federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided that

(i)	such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

(ii)	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(iii)	such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to us through stock ownership;

(iv)	such Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the U.S. Internal Revenue Code;

(v)

either (A) such Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof; and

(vi)	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

          If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States.

          Sale, Exchange, Retirement or Other Disposition of a note. Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

          United States Trade or Business. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the sale or other taxable disposition of the note in the same manner as if such holder were a U.S. person. Such interest or gain recognized by a corporate Non-U.S. Holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). In addition, any such gain will not be subject to withholding tax and any such interest will not be subject to withholding tax if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes.

Backup Withholding and Information Reporting

          U.S. Holders. Payments of interest on, or the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

          Non-U.S. Holders. A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld may be reported to the Internal Revenue Service. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING

          Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, for whom Banc of America Securities LLC is acting as the representative, and these underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

Underwriter	Principal Amount of 2014 Notes	Principal Amount of 2019 Notes
Banc of America Securities LLC	$336,000,000	$240,000,000
Mitsubishi UFJ Securities (USA), Inc.	122,500,000	87,500,000
Wells Fargo Securities, LLC	150,000,000	75,000,000
Goldman, Sachs & Co.	52,500,000	37,500,000
Mizuho Securities USA Inc.	21,000,000	15,000,000
RBS Securities Inc.	21,000,000	15,000,000
TD Securities (USA) LLC	21,000,000	15,000,000
U.S. Bancorp Investments, Inc.	21,000,000	15,000,000
Total	$700,000,000	$500,000,000

          The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes being sold if any of such notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement, and to dealers at this price less a concession not in excess of 0.350% of the principal amount per 2014 note and 0.400% of the principal amount per 2019 note. The underwriters may allow, and the dealers may reallow, discounts not in excess of 0.250% of the principal amount per 2014 note and 0.250% of the principal amount per 2019 note to other dealers. After the initial offering of the notes, the public offering price, concessions and discounts may be changed.

          The following table summarizes the compensation to be paid by us to the underwriters.

	Per 2014 Note	Total	Per 2019 Note	Total
Underwriting discount paid by us	0.600%	$4,200,000	0.650%	$3,250,000

          The expenses of the offering, not including the underwriting discount, are estimated to be $2,000,000 and are payable by us. The underwriters have agreed to reimburse us for certain expenses of the offering.

New Issue of Notes

          The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes of either series on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that active trading markets for the notes will develop, be maintained or be liquid. If active trading markets for the notes do not develop, are not maintained or are not liquid, the market prices of the notes may be adversely affected.

Price Stabilization and Short Positions

          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create short positions in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

          Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

          Certain underwriters and their affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. In particular, Bank of America, N.A. (an affiliate of Banc of America Securities LLC) acts as Administrative Agent and a lender, and Banc of America Securities LLC is a lender and acted as sole book manager, for our credit facility maturing December 18, 2011. Bank of America, N.A. acts as Administrative Agent, Letter of Credit Issuer, and a lender, and Bank of America Securities LLC acted as sole lead arranger and sole book manager, for our $1 billion credit facility maturing December 13, 2011. In addition, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (an affiliate of Mitsubishi UFJ Securities (USA), Inc.) is a lender for our credit facility maturing December 18, 2011. Wells Fargo Bank, NA (an affiliate of Wells Fargo Securities, LLC) is a lender for our credit facility maturing December 18, 2011 and for our $1 billion credit facility maturing December 13, 2011.

          In the ordinary course of business, certain of the underwriters and their respective affiliates may participate in loans and actively trade our debt and equity securities for their own account or for the account of customers and, accordingly may at any time hold long or short positions in such securities.

LEGAL MATTERS

          Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Pamela S. Krop, Vice President, General Counsel and Secretary of the Company will pass upon the validity of the notes offered hereby for St. Jude Medical, Inc. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by McDermott Will & Emery LLP, New York, New York.

EXPERTS

          The consolidated financial statements of St. Jude Medical, Inc. incorporated by reference in St. Jude Medical Inc.’s Annual Report on Form 10-K for the year ended January 3, 2009, as revised by a Current Report on Form 8-K dated July 22, 2009, including the schedule appearing therein, and the effectiveness of St. Jude Medical Inc.’s internal control over financial reporting as of January 3, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and included or incorporated by reference therein, respectively, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities
Preferred Stock
Common Stock
Warrants
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units

          St. Jude Medical, Inc., from time to time, may offer, issue and sell (i) senior debt securities which may be convertible or non-convertible, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock or other securities, (vi) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates, and (vii) stock purchase units, each consisting of a stock purchase contract and any combination of debt securities or debt obligations of third parties, including U.S. Treasury securities, which would secure the holder’s obligation to purchase from or to sell to us, as the case may be, preferred stock or common stock under the stock purchase contract.

          Our common stock is listed on the New York Stock Exchange and trades under the symbol “STJ.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

          We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

          This prospectus describes some of the general terms that may apply to the offered securities. The specific terms of any securities to be offered will be described in supplements to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

          Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 3.

          This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2009.

i

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

          This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

          In this prospectus, except as otherwise indicated, “St. Jude Medical,” “St. Jude,” “the Company,” “we,” “our,” and “us” refer to St. Jude Medical, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on our internet site at http://www.sjm.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

          The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (filed with the SEC on February 27, 2009);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009 (filed with the SEC on May 12, 2009);

•	Current Reports on Form 8-K filed with the SEC on April 21, 2009; May 11, 2009; July 2, 2009 and July 22, 2009;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2009; and

•

The description of our common stock contained in a registration statement on Form 8-A, filed with the SEC on November 8, 1996 under the Securities Exchange Act of 1934 (the “Exchange Act”) and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference.

          Our Current Report on Form 8-K filed on July 22, 2009 in connection with our adoption, effective as of January 4, 2009, of Financial Accounting Standard Board Staff Position (“FSP”) APB No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB No. 14-1”), updates our historical financial statements and other financial information included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009. The information contained in the Current Report on Form 8-K filed on July 22, 2009 should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

          We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into the prospectus but not delivered with the prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus). Requests should be directed to St. Jude Medical, Inc., Attn: Investor Relations, One St. Jude Medical Drive, St. Paul, Minnesota 55117, or by calling (800) 328-9634.

FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference herein may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under the section entitled “Risk Factors” included elsewhere in this prospectus and the various factors as described below.

          Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•

Any legislative or administrative reform to the U.S. Medicare or Medicaid systems or international reimbursement systems that significantly reduces reimbursement for procedures using our medical devices or denies coverage for such procedures, as well as adverse decisions relating to our products by administrators of such systems in coverage or reimbursement issues.

•	Assertion, acquisition or grant of key patents by or to others that have the effect of excluding us from market segments or requiring us to pay royalties.

•	Economic factors, including inflation, contraction in capital markets, changes in interest rates and changes in foreign currency exchange rates.

•	Product introductions by competitors which have advanced technology, better features or lower pricing.

•	Price increases by suppliers of key components, some of which are sole-sourced.

•	A reduction in the number of procedures using our devices caused by cost-containment pressures or the development of or preferences for alternative therapies.

•

Safety, performance or efficacy concerns about our products, many of which are expected to be implanted for many years, leading to recalls and/or advisories with the attendant expenses and declining sales.

•

Declining industry-wide sales caused by product recalls or advisories by our competitors that result in loss of physician and/or patient confidence in the safety, performance or efficacy of sophisticated medical devices in general and/or the types of medical devices recalled in particular.

•

Changes in laws, regulations or administrative practices affecting government regulation of our products, such as Food and Drug Administration (the “FDA”) laws and regulations, that increase the time and/or expense of obtaining approval for products or impose additional burdens on the manufacture and sale of medical devices.

•

Regulatory actions arising from concern over Bovine Spongiform Encephalopathy, sometimes referred to as “mad cow disease,” that have the effect of limiting our ability to market products using bovine collagen, such as Angio-Seal™, or products using bovine pericardial material, such as Biocor® and Epic™ tissue heart valves, or that impose added costs on the procurement of bovine collagen or bovine pericardial material.

•	Difficulties obtaining, or the inability to obtain, appropriate levels of product liability insurance or the refusal of our insurance carriers to pay for losses we incur.

•	The ability of our Silzone® product liability insurers to meet their obligation to us.

•

Serious weather or other natural disasters that cause damage to the facilities of our critical suppliers or one or more of our facilities, such as an earthquake affecting our facilities in California or a hurricane affecting our facilities in Puerto Rico.

•	Healthcare industry consolidation leading to demands for price concessions and/or limitations on, or the elimination of, our ability to sell in significant market segments.

•

Adverse developments in investigations and governmental proceedings, including the investigation of business practices in the cardiac rhythm management industry by the U.S. Attorney’s Office in Boston.

•	Adverse developments in litigation, including product liability litigation, patent or other intellectual property litigation or shareholder litigation.

•	Inability to successfully integrate the businesses that we have acquired in recent years and that we plan to acquire.

•	Failure to successfully complete clinical trials for new indications for our products and failure to successfully develop markets for such new indications.

•	Changes in accounting rules that adversely affect the characterization of our results of operations, financial position or cash flows.

•	The disruptions in the financial markets and the economic downturn that adversely impact the availability and cost of credit and customer purchasing and payment patterns.

•

Conditions imposed in resolving, or any inability to timely resolve, any regulatory issues raised by the FDA, including 483 observations or warning letters, as well as risks generally associated with our regulatory compliance and quality systems.

          Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update or revise the forward-looking statements included in this registration statement, whether as a result of new information, future events or otherwise, after the date of this registration statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

ST. JUDE MEDICAL, INC.

          Our business is focused on the development, manufacture and distribution of cardiovascular medical devices for the global cardiac rhythm management, cardiovascular and atrial fibrillation therapy areas and implantable neurostimulation devices for the management of chronic pain. Our four operating segments are Cardiac Rhythm Management (“CRM”), Cardiovascular (“CV”), Atrial Fibrillation (“AF”), and Neuromodulation (“NMD”). Each operating segment focuses on developing and manufacturing products for its respective therapy area. Our CV operating segment focuses on both the cardiology and cardiac surgery therapy areas. Our principal products in each operating segment are as follows: CRM – tachycardia implantable cardioverter defibrillator systems and bradycardia pacemaker systems (pacemakers); CV – vascular closure devices, heart valve replacement and repair products and pressure measurement guidewires; AF – electrophysiology introducers and catheters, advanced cardiac mapping, navigation and recording systems, ablation systems and implantable cardiac monitors; and NMD – neurostimulation devices. We sell our products in more than 100 countries around the world. The principal geographic markets for our products are the United States, Europe, Japan and Asia Pacific.

          Our principal executive offices are located at One St. Jude Medical Drive, St. Paul, Minnesota 55117. Our telephone number at that address is (651) 756-2000.

RISK FACTORS

          Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks described in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009, which is incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information” included elsewhere in this prospectus.

USE OF PROCEEDS

          Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratios set forth below, “earnings” consist of consolidated earnings before income taxes plus fixed changes. “Fixed charges” consist of gross interest expense and the portion of interest expense on operating leases we believe to be representative of the interest factor.

	Three months ended April 4,	Fiscal year
(dollars in thousands)	2009	2008	2007	2006	2005	2004
Earnings before income taxes	$274,960	$580,768	$710,276	$706,063	$621,046	$537,192
Plus fixed charges:
Interest expense(1)	6,951	72,554	72,258	48,461	10,386	4,810
Rent interest factor(2)	2,382	9,527	9,144	8,190	7,659	5,778
Total Fixed Charges	9,333	82,081	81,402	56,651	18,045	10,588
Earnings Before Income Taxes and Fixed Charges	$284,293	$662,849	$791,678	$762,714	$639,091	$547,780
Ratio of Earnings to Fixed Charges	30.5	8.1	9.7	13.5	35.4	51.7

(1) Interest expense consists of interest on indebtedness and amortization of debt issuance costs. Includes the impact of the Company adopting the FSP APB No. 14-1.
(2) Approximately one-third of rental expense is deemed representative of the interest factor.

DESCRIPTION OF SECURITIES

          This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, subscription rights, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

          We may issue senior debt securities. We will issue the senior debt securities under an indenture to be entered into between us and U.S. Bank National Association, as trustee, which we refer to as the indenture. As used in this prospectus, “debt securities” means our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness that we issue and the trustee authenticates and delivers under the applicable base indenture. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered.

          Debt securities will be issued under a base indenture in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. The base indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, or the amount of series that may be issued. We refer to the base indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) in this prospectus as the indenture. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

          The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the base indenture and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

General

          The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. Unless otherwise indicated in a prospectus supplement, the debt securities will be exclusively our obligations and not those of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries.

          The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the price at which the debt securities will be issued (including any issue discount);

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates (or manner of determining the same) on which the debt securities will mature;

•

the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•

the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if the trustee in respect of the debt securities is other than U.S. Bank National Association (or any successor thereto), the identity of the trustee;

•	any mandatory or optional sinking fund or purchase fund or analogous provision;

•	whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of the holders;

•

any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

•	if the debt securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

•

if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than United States dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

•	if other than or in addition to the events of default described in the base indenture, the events of default with respect to the debt securities of that series;

•	any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock or any other equity securities;

•	any provisions restricting defeasance of the debt securities;

•	any covenants or other restrictions on our operations;

•	conditions to any merger or consolidation; and

•	any other terms of the debt securities. (Section 3.1)

          Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities. (Section 3.4)

          Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 thereafter. (Section 3.2) For certain information about debt securities issued in global form, see “— Global Securities” below. No service charge shall be made for any registration of transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. (Section 3.6)

          Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

          Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

          The indenture provides that the trustee and the paying agent shall promptly pay to us upon request any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years. In the event the trustee or the paying agent returns money to us following such two-year period, the holders of the debt securities thereafter shall be entitled to payment only from us, subject to all applicable escheat, abandoned property and similar laws. (Section 11.7)

          The base indenture does not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or in any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities. (Section 3.1)

Certain Covenants

          The following restrictive covenants will apply to each series of debt securities issued under the indenture, unless otherwise specified in any supplemental indenture or resolution establishing the terms of the debt securities of any series. See “— Certain Definitions” below for the definitions of certain of the defined terms used herein.

Limitations on Liens

          We will not, nor will we permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Debt if such Debt is secured by a Lien upon any Restricted Property or on the capital stock or Debt of any Restricted Subsidiary, without, in any such case, effectively providing that the debt securities will be secured equally and ratably by such Lien with such secured Debt; provided, however, that this restriction will not apply to:

•	Liens existing on the date of the indenture or Liens existing on property, capital stock or Debt of any Person at the time it becomes a Restricted Subsidiary;

•

Any Lien existing on property when acquired, constructed or improved and which Lien (i) secured or provided for the payment of all or any part of the acquisition costs of the property or the cost of construction or improvement thereof and (ii) is created prior to, at the same time or within one year after, the completion of such acquisition, construction or improvement to the property, as the case may be;

•

Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

•	Any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

•	Liens securing Debt of a Restricted Subsidiary owed to us or another Restricted Subsidiary;

•	Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

•

Carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, landlords’ and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

•

Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

•

Liens on property securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens under this bullet point in the aggregate would not (even if enforced) cause a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole;

•

Liens securing obligations in respect of capital leases on assets subject to such leases; provided that such leases are otherwise permitted under the covenant “— Limitations on Sale and Leaseback Transactions” set forth below;

•	Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code;

•

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States, and (ii) such deposit account is not intended by us or any Subsidiary to provide collateral to the depository institution;

•

Easements, right-of-way restrictions and other similar encumbrances incurred in the ordinary course of our business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of our and our Subsidiaries’ business; and

•

Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any permitted Lien referred to in the bullets set forth above, inclusive of any Lien existing at the date of the indenture; provided that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of reasonable financing fees and related transaction costs).

          The indenture will further provide that we and any Restricted Subsidiary may, without securing the debt securities, create, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions; provided that, if after giving effect to such Debt, the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) plus the aggregate amount of Attributable Debt outstanding of sale and leaseback transactions that would otherwise be prohibited by the covenant described under “— Limitations on Sale and Leaseback Transactions” below, does not exceed 15% of Consolidated Net Tangible Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination. (Section 5.2)

Limitations on Sale and Leaseback Transactions

          We will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any Restricted Property, except a lease for a period (including extensions or renewals at our option or the option of a Restricted Subsidiary) of three years or less. Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

•	The lease is between us and a Restricted Subsidiary or between Restricted Subsidiaries;

•

We or such Restricted Subsidiary would, at the time of entering into such sale and leaseback transaction, be entitled pursuant to the covenant described under “— Limitations on Liens” above, to incur Debt secured by a Lien on such Restricted Property involved in a principal amount at least equal to the Attributable Debt of such transaction without equally and ratably securing the debt securities;

•

We or any of our Restricted Subsidiaries, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of the Restricted Property that we or our Restricted Subsidiary lease in the transaction to the voluntary retirement of the debt securities or other Debt of ours or that of any Restricted Subsidiary, provided that such Debt (i) ranks pari passu or senior to the debt securities under the indenture and (ii) has a stated maturity which is either more than 12 months from the date of such application or which is extendable or renewable at the option of the obligor thereon to a date more than 12 months from the date of such application; or

•

The Attributable Debt of the Company and its Restricted Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions involving Restricted Property (other than sale and leaseback transactions as are permitted in the bullets above), plus the aggregate principal amount of Debt secured by Liens on Restricted Property then outstanding that otherwise would be prohibited by the covenant described under “—Limitations on Liens” above, would not exceed 15% of Consolidated Net Tangible Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination. (Section 5.3)

Certain Definitions

Set forth below are certain of the defined terms used in the indenture.

          “Attributable Debt” means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

          “Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with generally accepted accounting principles.

          “Debt” means any and all of the obligations of a Person for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such Person as a liability as of the date of which the Debt is to be determined.

          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) on or with respect to any property.

          “Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

          “Restricted Property” means, as to any particular series of notes, any manufacturing facility or plant owned, or leased, by the Company or a Restricted Subsidiary and located within the United States, including Puerto Rico, the gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of which is not less than 1% of Consolidated Tangible Net Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination, other than any such manufacturing facility or plant which the board of directors reasonably determines is not material to the operation of the Company’s business and its Subsidiaries, taken as a whole.

          “Restricted Subsidiary” means a Subsidiary (as defined below) (i) which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws or (ii) which owns a Restricted Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary.

          “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding shares or other interests having voting power is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context otherwise requires, all references to Subsidiary or Subsidiaries herein shall refer to our Subsidiaries.

          “United States” means the United States of America (including the States thereof and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

Merger, Consolidation and Sale

          The indenture generally provides that we may not consolidate with or merge into, or sell, transfer or convey, including by lease, all or substantially all of our Jassets to another entity, unless: (i) the resulting, surviving or transferee entity (A) is a corporation or entity organized under the laws of the United States and (B) assumes by a supplemental indenture all our obligations under the debt securities and the indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined herein) and no circumstances which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the indenture. (Section 6.1)

Global Securities

          The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

          Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC” will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

Amendment, Supplement and Waiver

          Subject to certain exceptions, the indenture or the debt securities of any series may be amended or supplemented with the written consent of the holders of not less than a majority in principal amount of the then outstanding debt securities of the affected series; provided that we and the trustee may not, without the consent of the holder of each outstanding debt security of such series affected thereby:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest on any debt security of such series;

•	reduce the principal of or extend the fixed maturity of any debt security of such series;

•	reduce the portion of the principal amount of a discounted security of such series payable upon acceleration of its maturity;

•	impair the right to sue for the enforcement of payment at the maturity of the debt security; or

•	make any debt security of such series payable in money other than that stated in such debt security. (Section 12.2)

          Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of the affected series, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such debt security of that series in order to amend. Without the consent of any holder of debt securities of such series, we and the trustee may amend or supplement the indenture or the debt securities without notice to, among others:

•	cure any ambiguity, omission, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to comply with the provisions of the indenture concerning mergers, consolidations and transfers of all or substantially all of our assets;

•	to appoint a trustee other than U.S. Bank National Association (or any successor thereto) as trustee in respect of one or more series of debt securities;

•	to add, change or eliminate provisions of the indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act of 1939; or

•	to make any change that does not materially adversely affect the rights of any holder of that series of debt securities. (Section 12.1)

          Whenever we request the trustee to take any action under the indenture, including a request to amend or supplement the applicable indenture without the consent of any holder of debt securities, we are required to furnish the trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with. Without the consent of any holder of debt securities, the trustee may waive compliance with any provisions of the indenture or the debt securities if the waiver does not materially adversely affect the rights of any such holder.

Default and Remedies

          An “Event of Default” under the indenture in respect of any series of debt securities is:

•	default for 30 days in payment of interest on the debt securities of that series;

•	default in payment of principal, or any premium on the debt securities of that series;

•	default for 30 days in the payment of any sinking fund installment on the debt securities of that series;

•	failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default specifically provided for by the terms of such series, as described in the related prospectus supplement. (Section 7.1)

          If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the debt securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding debt securities of the affected series. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest on the outstanding debt securities of the affected series will automatically become immediately due and payable. In addition, an Event of Default applicable to a particular series of debt securities that causes the one or more series to be accelerated may give rise to a cross-default under our existing and future borrowing arrangements. (Section 7.2)

          No holder of debt securities may pursue any remedy against us under the indenture (other than with respect to the right to receive payment of principal (and premium, if any) or interest, if any) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the debt securities of the affected series shall have requested the trustee to pursue the remedy and shall have offered the trustee indemnity satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the debt securities of the affected series. (Section 7.5)

          Holders of debt securities may not enforce the indenture or the debt securities except as provided in the indenture. The trustee may refuse to enforce the indenture or the debt securities unless it receives indemnity satisfactory to it from us or, under certain circumstances, the holders of debt securities seeking to direct the trustee to take certain actions under the indenture against any loss, liability or expense. Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series may direct the trustee in its exercise of any trust or power under the indenture in respect of that series. The indenture provides that the trustee will give to the holders of debt securities of any particular series notice of all defaults known to it, within 90 days after the occurrence of any default with respect to such debt securities, unless the default shall have been cured or waived. The trustee may withhold from holders of debt securities notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders. We are required annually to certify to the trustee as to the compliance by us with all conditions and any covenants under the indenture and the absence of a default thereunder, or as to any such default that existed. (Section 10.3)

          Our directors, officers, employees and stockholders, as such, shall not have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a debt security, each holder of such debt security waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the debt securities. (Section 15.1)

Satisfaction, Discharge and Defeasance

          The indenture provides, unless such provision is made inapplicable to the debt securities of any series issued pursuant to the indenture, that we may, subject to certain conditions described below, discharge certain obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity and redemption date, as the case may be.

          The indenture provides that we may elect either:

•	to defease and be discharged from all of our obligations with respect to the debt securities of a series (this is known as “defeasance”); or

•

to be released from our obligations with respect to the debt securities of a series under the restrictions described under “—Certain Covenants” or, if provided pursuant to the indenture, our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to those debt securities (this is known as “covenant defeasance”);

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which those debt securities are payable at stated maturity, or government obligations, or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

          Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 11.3)

Governing Law

          The debt securities and the indenture will be governed by the laws of the State of New York.

Trustee

          U.S. Bank National Association will act as trustee under the indenture. U.S. Bank National Association is a lender to us under our syndicated credit facilities, and also provides from time to time other services to us in the ordinary course of business.

Additional Information

          The indenture is an exhibit to the registration statement of which this prospectus is a part. Any person who receives this prospectus may obtain a copy of such indenture without charge by writing to us at the address listed under the caption “Where You Can Find More Information.”

DESCRIPTION OF CAPITAL STOCK

General

          This section summarizes the general terms of our capital stock. The following description is only a summary and does not purport to be complete and is qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws. Our amended and restated articles of incorporation and amended and restated bylaws have been incorporated in this prospectus by reference. See “Where You Can Find More Information” for information on how to obtain copies.

Authorized Capital Stock

          Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.10 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of July 15, 2009, there were approximately 347,731,671 shares of our common stock outstanding, approximately 34,785,322 shares of our common stock reserved to be issued upon exercise of outstanding options and no shares of our preferred stock outstanding.

Common Stock

          The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Our board of directors is classified into three classes, one of which is elected each year. Accordingly, holders of a majority of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities, and subject to the prior rights, if any, of any holders of preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. We currently do not pay cash dividends on our common stock. We presently intend to retain earnings for use in the operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The transfer agent and registrar for our common stock is Wells Fargo.

Preferred Stock

          Our board of directors has the authority, without further action by our shareholders, to issue shares of our preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, whether dividends shall be cumulative or non-cumulative;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of our dissolution, liquidation, winding up of our affairs; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

          You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate, whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock (including any mandatory conversion provisions), or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on our ability to take certain actions without the consent of a specified number of holders of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Certain Provisions of Our Articles of Incorporation and Bylaws

          Our amended and restated articles of incorporation and our amended and restated bylaws currently contain provisions that could make the acquisition of control of our company or the removal of our existing management more difficult, including the following:

•	we do not provide for cumulative voting for our directors;

•	we have a classified board of directors with each class serving a staggered three-year term;

•	a vote of 80% of the outstanding shares of voting stock, voting together as a single class, is required to remove directors, and such directors may only be removed for cause;

•

the affirmative vote of the holders of 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of our restated articles of incorporation relating to the staggered terms and the removal of directors;

•

our board of directors fixes the size of the board of directors within certain limits, may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created. The board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•	our board of directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each series;

•	all shareholder actions must be taken at a regular or special meeting of the shareholders and cannot be taken by written consent without a meeting; and

•

our amended and restated articles of incorporation contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the outstanding shares of voting stock, voting together as a single class, to approve certain business combinations involving St. Jude Medical and a related shareholder (including mergers, consolidations and sales of a substantial part of our assets) unless specified price criteria and procedural requirements are met or unless the transaction is approved by a majority of the continuing directors as provided therein. The affirmative vote of the holders of 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of our restated articles of incorporation relating to the “fair price” provisions.

Business Combinations and Control Share Acquisitions

          We are governed by the provisions of Sections 671, 673 and 675 of the Minnesota Business Corporation Act. These provisions may have an effect of delaying, deferring or preventing an unsolicited takeover of St. Jude Medical and deprive our shareholders of an opportunity to sell their shares at a premium over the market price. The following description of certain provisions of the Minnesota Business Corporation Act is only a summary and does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act.

          In general, Section 671 of the Minnesota Business Corporation Act provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

          In general, Section 673 of the Minnesota Business Corporation Act prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either the business combination or the acquisition by which such person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock. Section 673 does not apply if a committee of our board of directors consisting of one or more of our disinterested directors (excluding our current and former officers and employees) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date or on the share acquisition date but before the interested shareholder becomes an interested shareholder.

          If a takeover offer is made for our stock, Section 675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or which results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 675 does not apply if a committee of our board of directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for our board of directors at the time of the first public announcement of the takeover offer, and who are not our current or former officers and employees, offerors, affiliates or associates of the offeror or nominees for our board of directors by the offeror or an affiliate or associate of the offeror.

DESCRIPTION OF WARRANTS

          We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a bank or trust company, as warrant agent, that we will name in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

          The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include some or all of the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

          The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

          We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

          The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

          The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, please see the section entitled “Where You Can Find More Information.”

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

          We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock or shares of preferred stock at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities, or

•	debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

          The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral arrangements relating thereto.

PLAN OF DISTRIBUTION

          We may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

          The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

          If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

          Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

          We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

          If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

          Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

          Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

          Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

          In connection with particular offerings of the securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Pamela S. Krop, Vice President, General Counsel and Secretary of St. Jude and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

          The consolidated financial statements of St. Jude Medical, Inc. incorporated by reference in St. Jude Medical Inc.’s Annual Report on Form 10-K for the year ended January 3, 2009, as revised by a Current Report on Form 8-K dated July 22, 2009, including the schedule appearing therein, and the effectiveness of St. Jude Medical Inc.’s internal control over financial reporting as of January 3, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and included or incorporated by reference therein, respectively, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$1,200,000,000

St. Jude Medical, Inc.

$700,000,000 3.750% Senior Notes due 2014
$500,000,000 4.875% Senior Notes due 2019

Prospectus Supplement
July 23, 2009

Active Book-Running Manager

BofA Merrill Lynch

Passive Book-Running Managers

Mitsubishi UFJ Securities Wells Fargo Securities Goldman, Sachs & Co.

Co-Managers

Mizuho Securities USA Inc. RBS TD Securities U.S. Bancorp Investments, Inc.